Exhibit 5.1

910 LOUISIANA	AUSTIN	NEW YORK
HOUSTON, TEXAS	BRUSSELS	PALO ALTO
77002-4995	DALLAS	RIYADH
	DUBAI	SAN FRANCISCO
TEL +1 713.229.1234	HOUSTON	SINGAPORE
FAX +1 713.229.1522	LONDON	WASHINGTON
BakerBotts.com

January 10, 2024

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

Ladies and Gentlemen:

In connection with the proposed offering and sale by CenterPoint Energy, Inc., a Texas corporation (the “Company”), of shares of the Company’s common stock, par value $0.01 per share, having an aggregate gross sales price of up to $500,000,000 (the “Shares”) pursuant to (a) the Registration Statement on Form S-3 (Registration No. 333-272025), (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 17, 2023, and (b) the related prospectus of the Company dated May 17, 2023, as supplemented by the prospectus supplement of the Company relating to the sale of the Shares dated January 10, 2024 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Shares are being passed upon for you by us. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Shares may be offered and sold from time to time pursuant to (i) the Equity Distribution Agreement, dated January 10, 2024, by and among the Company and the Managers named therein, the Forward Purchasers named therein and the Forward Sellers named therein (the “Equity Distribution Agreement”) and (ii) separate letter agreements in the form attached as Exhibit C to the Equity Distribution Agreement (each, a “Forward Confirmation”) that may from time to time be entered into with any of the Forward Purchasers.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Restated Articles of Incorporation of the Company and the Third Amended and Restated Bylaws of the Company (each as amended to date, the “Organizational Documents”); (ii) the Equity Distribution Agreement; (iii) the Registration Statement and the Prospectus; and (iv) corporate records of the Company, including certain resolutions of the board of directors of the Company (the “Board of Directors”), as furnished to us by you, certificates of governmental and public officials and of representatives of the Company, statutes and other instruments and documents as we have deemed necessary or advisable for purposes of the opinion hereinafter expressed. In giving the opinion set forth below, we have relied, to the extent we deemed appropriate without independent investigation or verification, upon certificates, statements or other representations of officers or other authorized representatives of the Company and of governmental and public officials with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In giving the opinion set forth below, we have assumed that all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies are true, correct and complete copies of the originals thereof and all information submitted to us was accurate and complete.

In rendering the opinion set forth below, we have assumed that: (i) the authorized representatives will act in accordance with the resolutions of the Board of Directors with respect to any issuances and sales to be made pursuant to the Equity Distribution Agreement; the (ii) the authorized representatives will act in accordance with the terms of the Equity Distribution Agreement in connection with any particular issuance of Shares; and (iii) valid-book entry notations will have been made in the register of the Company with respect to such Shares, or any certificates representing such Shares will have been duly executed, countersigned, registered and electronically transmitted by the transfer agent and the Company, in each case in accordance with the Organizational Documents of the Company.

On the basis of the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that (i) the Shares to be issued and sold by the Company pursuant to the Equity Distribution Agreement have been duly authorized by all necessary corporate action on the part of the Company, and, when issued and delivered by the Company against payment of the purchase price therefor in accordance with the terms of the Equity Distribution Agreement, the Shares will be validly issued, fully paid and non-assessable and (ii) the Company has duly authorized the issuance and sale of the Shares to the Forward Purchasers pursuant to the Forward Confirmations (if any) and, when the terms of any Forward Confirmation and of the issue and sale of the Shares pursuant thereto have been duly established in accordance with the Equity Distribution Agreement so as not to violate any applicable law or agreement or instrument then binding on the Company, and when issued upon physical settlement or net share settlement, as applicable, in accordance with such Forward Confirmation, such Shares will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited in all respects to matters of the laws of the State of Texas and applicable federal law of the United States, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.